Exhibit 3.5

THIRD AMENDED AND RESTATED

OPERATING AGREEMENT

OF

LANGELOTH METALLURGIAL COMPANY LLC

A COLORADO LIMITED LIABILITY COMPANY

EFFECTIVE AS OF JULY 27, 1998

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ARTICLE VII	MEETINGS OF MEMBERS	10
7.1	Annual Meeting	10
7.2	Special Meetings	10
7.3	Place of Meetings	10
7.4	Notice of Meeting	10
7.5	Meeting of all Members	10
7.6	Record Date	10
7.7	Quorum	10
7.8	Manner of Acting	11
7.9	Proxies	11
7.10	Action by Members Without a Meeting	11
7.11	Waiver of Notice	11

ARTICLE VIII	CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS	11
8.1	Members’ Capital Contributions	11
8.2	Additional Contributions	11
8.3	Capital Accounts	12
8.4	Withdrawal or Reduction of Members’ Contributions to Capital	13

ARTICLE IX	ALLOCATIONS, INCOME TAX, DISTRIBUTIONS, ELECTIONS AND REPORTS	13
9.1	Allocations of Profits and Losses from Operations	13
9.2	Special Allocations to Capital Accounts	13
9.3	Distributions	17
9.4	Limitation Upon Distributions	17
9.5	Accounting Principles	17
9.6	Interest On and Return of Capital Contributions	17
9.7	Loans to Company	17
9.8	Accounting Period	17
9.9	Records, Audits and Reports	17
9.10	Returns and Other Elections	18
9.11	Allocation of Nonrecourse Liabilities	18

ARTICLE X	TRANSFERABILITY	18
10.1	General	18
10.2	Right of First Refusal	19
10.3	Transferee Not Member in Absence of Unanimous Consent	22

ARTICLE XI	ADDITIONAL MEMBERS	23
11.1	Additional Members	23

ARTICLE XII	DISSOLUTION AND TERMINATION	23
12.1	Dissolution	23
12.2	Effect of Filing of Dissolving Statement	25

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12.3	Winding Up, Liquidation and Distribution of Assets	25
12.4	Articles of Dissolution	26
12.5	Certificate of Dissolution	26
12.6	Return of Contribution Nonrecourse to Other Members	27

ARTICLE XIII	MISCELLANEOUS PROVISIONS	27
13.1	Notices	27
13.2	Books of Account and Records	27
13.3	Application of Colorado Law	27
13.4	Waiver of Action for Partition	27
13.5	Amendments	27
13.6	Executions of Additional Instruments	27
13.7	Construction	27
13.8	Headings	28
13.9	Waivers	28
13.10	Rights and Remedies Cumulative	28
13.11	Severability	28
13.12	Heirs, Successors and Assigns	28
13.13	Creditors	28
13.14	Counterparts	28
13.15	Rule Against Perpetuities	28
13.16	Investment Representations	28

EXHIBIT A - Capital Contributions

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ARTICLE I

DEFINITIONS

1.1           Definitions.  The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein):

(a)                                  “Articles of Organization” shall mean the Articles of Organization of Langeloth Metallurgical Company LLC as filed with the Secretary of State of Colorado, as the same may be amended from time to time.

(b)                                 “Capital Account” as of any given date shall mean the Capital Contribution to the Company by a Member as adjusted up to such date pursuant to Article VIII.

(c)                                  “Capital Contribution” shall mean any contribution to the capital of the Company in cash or property by a Member whenever made.  “Initial Capital Contribution” shall mean the initial contribution to the capital of the Company pursuant to this Operating Agreement.

(d)                                 “Capital Interest” shall mean the proportion that a Member’s positive Capital Account bears to the aggregate positive Capital Accounts of all Members whose Capital Accounts have positive balances as may be adjusted from time to time.

(e)                                  “Code” shall mean the Internal Revenue Code of 1986 or corresponding provisions of subsequent superseding federal revenue laws.

(f)                                    “Colorado Act” shall mean the Colorado Limited Liability Company Act at C.R.S. 7-80-101, et seq.

(g)                                 “Company” shall mean Langeloth Metallurgical Company LLC.

(h)                                 “Deficit Capital Account” shall mean with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

(i)                                     credit to such Capital Account any amount which such Member is obligated to restore under Section 1.704 - 1(b) (2) (ii) (c) of the Treasury Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704 — 2 (g) (1) and (i) (5) of the Treasury Regulations, after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with Section 1.704 — 2 (d) of the Treasury Regulations) and in the minimum gain attributable to any partner nonrecourse debt (as determined under Section 1.704-2 (i) (3) of the Treasury Regulations); and

(ii)                                  debit to such Capital Account the items described in Sections 1.704 —1 (b) (2) (ii) (d) (4), (5) and (6) of the Treasury Regulations.

This definition of Deficit Capital Account is intended to comply with the provision of Treasury Regulations Sections 1.704-1 (b) (2) (ii) (d) and 1.704-2, and will be interpreted consistently with those provisions.

(i)                                     “Dissociating Member” shall mean a Member who is undergoing a Dissociation.

(j)                                     “Dissociation” shall mean the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or occurrence of any other event which terminates the continued membership of a Member in the Company.

(k)                                  “Distributable Cash” shall mean all cash, revenues and funds received by the Company, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company’s business; and (iii) such Reserves as the Managers deem reasonably necessary to the proper operation of the Company’s business.

(l)                                     “Economic Interest” shall mean a Member’s or Economic Interest Owner’s share of one or more of the Company’s Net Profits, Net Losses and distributions of the Company’s assets pursuant to this Operating Agreement and the Colorado Act, but shall not include any right to participate in the management or affairs of the Company, including, the right to vote on, consent to or otherwise participate in any decision of the Members or Managers.

(m)                               “Economic Interest Owner” shall mean the owner of an Economic Interest who is not a Member.

(n)                                 “Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

(o)                                 “Fiscal Year” shall mean the Company’s fiscal year, which shall run from October 1 through September 30.

(p)                                 “Gifting Member” shall mean any Member or Economic Interest Owner who gifts, bequeaths or otherwise transfers for no consideration (by operation of law or otherwise, except with respect to bankruptcy) all or any part of its Membership Interest or Economic Interest.

(q)                                 “Majority in Interest of the Remaining Members” shall mean Members (other than the Dissociating Member) holding a majority of the Capital Interests (determined, however, by disregarding the Capital Interest of the Dissociating Member) and a majority of the profits allocated (determined, however, by disregarding the profits allocable to the Dissociating Member) based on any reasonable estimate of profits from the date of the dissociation of the Dissociating Member to the termination of the Company, taking into account present and future allocations of profits under this Operating Agreement as in effect at that time.

(r)                                    “Manager” shall mean one or more managers.  References to the Manager in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

(s)                                  “Member” shall mean each of the parties who executes a counterpart of this Operating Agreement as a Member and each of the parties who may hereafter become Members.  To the extent a Manager has a Membership Interest in the Company, he will have all the rights of a Member with respect to such Membership Interest, and the term “Member” as used herein shall include a Manager to the extent he has such a Membership Interest.  If a Person is a Member immediately prior to the purchase or other acquisition by such Person of an Economic Interest, such Person shall have all the rights of a Member with respect to such purchased or otherwise acquired Membership Interest or Economic Interest, as the case may be.

(t)                                    “Membership Interest” shall mean a Member’s entire interest in the Company, including such Member’s Economic Interest and such other rights and privileges that the Member may enjoy by being a Member.

(u)                                 “Net Profits” and “Net Losses” shall mean the income, gain, loss, deductions, and credits of the Company in the aggregate or separately stated, as appropriate, determined in accordance with generally accepted accounting principles employed under the accrual method of accounting at the close of each fiscal year on the Company’s information tax return filed for federal income tax purposes.

(v)                                 “Operating Agreement” shall mean this Operating Agreement as originally executed and as amended from time to time.

(w)                               “Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

(x)                                   “Reserves” shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Managers for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company’s business.

(y)                                 “Selling Member” shall mean any Member or Economic Interest Owner which for consideration sells, assigns, exchanges, pledges, hypothecates, voluntarily creates any other type of encumbrance against, or otherwise transfers or grants an interest or rights in all or any portion of its Membership Interest or Economic Interest.

(z)                                   “Super Majority Interest” shall mean one or more Interests of Members which taken together exceed seventy-five percent (75%) of the aggregate of all Economic Interests.

(aa)                            “Transferring Member” shall collectively mean a Selling Member and a Gifting Member.

(bb)                          “Treasury Regulations” shall include proposed, temporary and final regulations promulgated under the Code in effect as of the date of filing the Articles of Organization and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

ARTICLE II

FORMATION OF COMPANY

2.1           Formation.  On August 27, 1993, F. Steven Mooney and Abigail S. Mooney organized a Colorado limited liability company by executing and delivering articles of organization to the Colorado Secretary of State in accordance with and pursuant to the Colorado Act.  The articles of organization and the operating agreement have been amended from time to time.

2.2           Name.  The name of the Company is Langeloth Metallurgical Company LLC.

2.3           Principal Place of Business.  The principal place of business of the Company within the State of Colorado is 945 West Kenyon Avenue, Englewood, Colorado 80110.  The Company may locate its places of business and registered office at any other place or places as the Managers may from time to time deem advisable.

2.4           Registered Office and Registered Agent.  The Company’s registered office is at the office of its registered agent at 945 West Kenyon Avenue, Englewood, Colorado 80110, and the name of its initial agent at such address is F. Steven Mooney.  The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Colorado Secretary of State pursuant to the Colorado Act.

2.5           Term.  The Company will continue in perpetuity, or until its dissolution and termination under Article XII.

ARTICLE III

BUSINESS OF COMPANY

3.1           Permitted Businesses.  The business of the Company shall be:

(a)                                  To accomplish any lawful business whatsoever, or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets.

(b)                                 To exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the Colorado Act.

(c)                                  To engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

ARTICLE IV

NAME, MEMBERSHIP INTEREST, AND ADDRESS OF SOLE MEMBER

4.1           Name, Membership Interest, and Address of Sole Member.  The name, Membership Interest, and address of the sole Member is as follows:

Name and Membership Interest	Address

Thompson Creek Metals Company (100%)	945 West Kenyon Avenue Englewood, CO 80110

ARTICLE V

RIGHTS AND DUTIES OF MANAGERS

5.1           Management.  The business and affairs of the Company shall be managed by its Managers.  The Managers shall direct, manage and control the business of the Company to the best of their ability.  Except for situations in which the approval of the Members is expressly required by this Operating Agreement or by nonwaivable provisions of applicable law, the Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’ business.  At any time when there is more than one Manager, any one Manager may take any action permitted to be taken by the Managers, unless the approval of more than one of the Managers is expressly required pursuant to this Operating Agreement or the Colorado Act.

5.2           Number, Tenure and Qualifications.  The Company shall have three Managers.  The number of Managers of the Company shall be fixed from time to time by the affirmative vote of Members holding at least a Super Majority Interest, but in no instance shall there be less than one Manager.  Each Manager shall hold office until the next annual meeting of Members or until his successor shall have been elected and qualified.  Managers shall be elected by the affirmative vote of Members holding at least a Super Majority Interest.  Managers need not be residents of the State of Colorado or Members of the Company.

5.3           Certain Powers of Manager.  Without limiting the generality of Section 5.1, the Managers shall have the power and authority, on behalf of the Company:

(a)                                  To acquire property from any Person as the Managers may determine.  The fact that a Manager or a Member is directly or indirectly affiliated or connected with any such Person shall not prohibit the Managers from dealing with that Person;

(b)                                 To borrow money for the Company from banks, other lending institutions, the Managers, Members, or affiliates of the Managers or Members on such terms as the Managers deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums.  No debt shall be contracted or liability incurred by or on behalf of the Company except by the Managers, or to the extent permitted under the Colorado Act, by agents or employees of the Company expressly authorized to contract such debt or incur such liability by the Managers;

(c)                                  To purchase liability and other insurance to protect the Company’s property and business;

(d)                                 To hold and own any Company real and/or personal properties in the name of the Company;

(e)                                  To invest any Company funds temporarily (by way of example but not limitation, in time deposits, short-term governmental obligations, commercial paper or other investments);

(f)                                    Upon the affirmative vote of the Members holding at least a Super Majority Interest, to sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan so long as such disposition is not in violation of or a cause of a default under any other agreement to which the Company may be bound; provided however, that the affirmative vote of the Members shall not be required with respect to any sale or disposition of the Company’s assets in the ordinary course of the Company’s business;

(g)                                 To execute on behalf of the Company all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company’s property; assignments; bills of sale; leases; partnership agreements, operating agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of the Managers, to the business of the Company;

(h)                                 To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

(i)                                     To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Managers may approve; and

(j)                                     To do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business.

Unless authorized to do so by this Operating Agreement or by a Manager or Managers of the Company, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose.  No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Managers to act as an agent of the Company in accordance with the previous sentence.

5.4           Liability for Certain Acts.  Each Manager shall perform his duties as Manager in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.  A Manager who so performs the duties as Manager shall not have any liability by reason of being or having been a Manager of the Company.  The Managers do not, in any way, guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company.  The Managers shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, breach of this Agreement or a wrongful taking by the Manager.

5.5           Managers and Members Have no Exclusive Duty to Company.  The Manager shall not be required to manage the Company as his sole and exclusive function and he (and any Manager and/or Member) may have other business interests and may engage in other activities in addition to those relating to the Company.  Neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other investments or activities of the Manager and/or Member or to the income or proceeds derived therefrom.  Neither the Manager nor any Member shall incur any liability to the Company or to any of the Members as a result of engaging in any other business or venture.

5.6           Bank Accounts.  The Managers may from time to time open bank accounts in the name of the Company, and the Managers shall be the sole signatories thereon, unless the Managers determine otherwise.

5.7           Indemnity of the Managers, Employees and Other Agents.  The Company shall indemnify the Managers and make advances for expenses to the maximum extent permitted under Section 7-80-410 of this Colorado Act.  The Company shall indemnify its employees and other agents who are not Managers to the fullest extent permitted by law, provided that such indemnification in any given situation is approved by Members owning a Super Majority Interest.

5.8           Resignation.  Any Manager may resign at any time by giving written notice to the Members.  The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.  The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal as a Member.

5.9           Removal.  At a meeting called expressly for that purpose, all or any lesser number of Managers may be removed at any time, with or without cause, by the affirmative vote of Members holding a Super Majority Interest.  The removal of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal as a Member.

5.10         Vacancies.  Any vacancy occurring for any reason in the number of Managers of the Company may be filled by the affirmative vote of a majority of the remaining Managers then in office, provided that if there are no remaining Managers, the vacancy (ies) shall be filled by the affirmative vote of Members holding a Super Majority Interest.  Any Manager’s position to be filled by reason of an increase in the number of Managers shall be filled by the affirmative vote of a majority of the Managers then in office or by an election at an annual meeting or at a special meeting of Members called for that purpose or by the written consent of Members holding a Super Majority Interest.  A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office and shall hold office until the expiration of such term and until his successor shall be elected and shall qualify or until his earlier death, resignation or removal.  A Manager chosen to fill a position resulting from an increase in the number of Managers shall hold office until the next annual meeting of Members and until his successor shall be elected and shall qualify, or until his earlier death, resignation or removal.

5.11         Salaries.  The salaries and other compensation of the Managers shall be fixed from time to time by an affirmative vote of Members holding at least a Super Majority Interest, and no Manager shall be prevented from receiving such salary by reason of the fact that he is also a Member of the Company.

5.12         Right to Rely on the Manager.

(a)                                  Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by any Manager as to:

(i)                                     The identity of any Manager or any Member;

(ii)                                  The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by any Manager or which are in any other manner germane to the affairs of the Company;

(iii)                               The Persons who are authorized to execute and deliver any instrument or document of the Company; or

(iv)                              Any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF MEMBERS

6.1           Limitation of Liability.  Each Member’s liability shall be limited as set forth in this Operating Agreement, the Colorado Act and other applicable law.

6.2           Company Debt Liability.  A Member will not be personally liable for any debts or losses of the Company beyond his respective Capital Contributions and any obligation of the Member under Section 8.1 or 8.2 to make Capital Contributions, except as provided in Section 6.7 herein or as otherwise required by law.

6.3           List of Members and Economic Interest Owners and Membership Certificates.

(a)                                  Upon written request of any Member, the Managers shall provide a list showing the names, addresses and Membership Interests and Economic Interests of all Members and Economic Interest Owners.

(b)                                 The Managers shall issue to each Member and Economic Interest Owner a certificate of membership or economic interest, which shall describe the Membership Interest of such Member and the Economic Interest of such Economic Interest Owner.  A list of the Membership Interests of each Member and a list of the Economic Interests of each Economic Interest Owner shall be included in the Company’s books.

6.4           Approval of Sale of All Assets.  The Members shall have the right, by the affirmative vote of Members holding a Super Majority Interest, to approve the sale, exchange or other disposition of all, or substantially all, of the Company’s assets (other than in the ordinary course of the Company’s business) which is to occur as part of a single transaction or plan.

6.5           Company Books.  In accordance with Section 9.9 herein, the Managers shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books, and other relevant Company documents.  Upon reasonable request, each Member and Economic Interest Owner shall have the right, during ordinary business hours, to inspect and copy such Company documents at the requesting Member’s and Economic Interest Owner’s expense.

6.6           Priority and Return of Capital.  Except as may be expressly provided in Article IX, no Member or Economic Interest Owner shall have priority over any other Member or Economic Interest Owner, either as to the return of Capital Contributions or as to Net Profits, Net Losses or distributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

6.7           Liability of a Member to the Company.  A Member who receives any distribution is liable to the Company only to the extent now or hereafter provided by the Colorado Act.

ARTICLE VII

MEETINGS OF MEMBERS

7.1           Annual Meeting.  The annual meeting of the Members shall be held on a day and at a time to be determined by the Managers commencing with the year 1994 for the purpose of the transaction of such business as may come before the meeting.

7.2           Special Meetings.  Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be call by any Manager or by any Member or Members holding at least ten percent (10%) of the Capital Interests.

7.3           Place of Meetings.  The Members may designate any place, either within or outside of the State of Colorado, as the place of meeting for any meeting of the Members.  If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Company in the State of Colorado.

7.4           Notice of Meeting.  Except as provided in Section 7.5, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the Managers or person calling the meeting, to each Member entitled to vote at such meeting.  If mailed, such notice shall be deemed to be delivered two (2) calendar days after being deposited in the United States mail, addressed to the Member at its address as it appears on the books of the Company, with postage thereon prepaid.

7.5           Meeting of all Members.  If all of the Members shall meet at any time and place, either within or outside of the State of Colorado, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

7.6           Record Date.  For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members.  When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

7.7           Quorum.  Members holding at least a Super Majority Interest, represented in person or by proxy, shall constitute a quorum at any meeting of Members.  In the absence of a quorum at any such meeting, a majority of the Economic Interests so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice.  However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.  The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Economic Interests whose absence would cause less than a quorum.

7.8           Manner of Acting.  If a quorum is present, the affirmative vote of Members holding a Super Majority Interest shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Colorado Act or by this Operating Agreement.  Unless otherwise expressly provided herein or required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent may vote or consent upon any such matter and their Economic Interest, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Members.

7.9           Proxies.  At all meetings of Members a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact.  Such proxy shall be filed with the Managers of the Company before or at the time of the meeting.  No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

7.10         Action by Members Without a Meeting.  Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Member entitled to vote and delivered to the Managers of the Company for inclusion in the minutes or for filing with the Company records.  Action taken under this Section is effective when all Members entitled to vote have signed the consent, unless the consent specifies a different effective date.  The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

7.11         Waiver of Notice.  When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

ARTICLE VIII

CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

8.1           Members’ Capital Contributions.  Each Member has contributed such amount as is set forth in Exhibit A hereto as its share of the Initial Capital Contribution.

8.2           Additional Contributions.  Except as set forth in Section 8.1, no Member shall be required to make any Capital Contributions.  To the extent unanimously approved by the Managers, from time to time, the Members may be permitted to make additional Capital Contributions if and to the extent they so desire, and if the Managers determine that such additional Capital Contributions are necessary or appropriate in connection with the conduct of the Company’s business (including without limitation, expansion or diversification).  In such event, the Members shall have the opportunity (but not the obligation) to participate in such additional Capital Contributions on a pro rata basis in accordance with their Interests.

8.3           Capital Accounts.

(a)                                  A separate Capital Account will be maintained for each Member.  (I) Each Member’s Capital Account will be increased by (1) the amount of money contributed by such Member to the Company; (2) the fair market value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); (3) allocations to such Member of Net Profits; and (4) allocations to such Member of income described in Section 705 (a) (1) (B) of the Code.  (II) Each Member’s Capital Account will be decreased by (1) the amount of money distributed to such Member by the Company; (2) the fair market value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code); (3) allocations to such Member or expenditures described in Section 705 (a) (2) (B) of the Code; and (4) allocations to the account of such Member of Net Losses.

(b)                                 In the event of a permitted sale or exchange of a Membership Interest or an Economic Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest or Economic Interest in accordance with Section 1.704-1(b) (2) (iv) of the Treasury Regulations.

(c)                                  The manner in which Capital Accounts are to be maintained pursuant to this Section 8.3 is intended to comply with the requirements of Section 704 (b) of the Code and the Treasury Regulations promulgated thereunder.  If in the opinion of the Company’s accountants the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 8.3 should be modified in order to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 8.3, the method in which Capital Accounts are maintained shall be so modified; provided however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

(d)                                 Upon liquidation of the Company (or any Member’s Membership Interest or Economic Interest Owner’s Economic Interest), liquidating distributions will be made in accordance with the positive Capital Account balances of the Members and Economic Interest Owners, as determined after taking into account all Capital Account adjustments for the

Company’s taxable year during which the liquidation occurs.  Liquidation proceeds will be paid by the end of the taxable year (or, if later, within ninety (90) days after the date of the liquidation).  The Company may offset damages for breach of this Operating Agreement by a Member or Economic Interest Owner whose interest is liquidated (either upon the withdrawal of the Member or the liquidation of the Company) against the amount otherwise distributable to such Member.

(e)                                  Except as otherwise required in the Colorado Act (and subject to Sections 8.1 and 8.2), no Member or Economic Interest Owner shall have any liability to restore all or any portion of a deficit balance in such Member’s or Economic Interest Owner’s Capital Account.

8.4           Withdrawal or Reduction of Members’ Contributions to Capital.

(a)                                  A Member shall not receive out of the Company’s property any part of its Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

(b)                                 A Member, irrespective of the nature of its Capital Contribution, has only the right to demand and receive cash in return for its Capital Contribution.

ARTICLE IX

ALLOCATIONS, INCOME TAX, DISTRIBUTIONS, ELECTIONS AND REPORTS

9.1           Allocations of Profits and Losses from Operations.  The Net Profits and Net Losses of the Company for each fiscal year will be allocated as follows

Member	Allocation

Thompson Creek Metals Company	100%

9.2           Special Allocations to Capital Accounts.  Notwithstanding Section 9.1 hereof:

(a)                                  No allocations of loss, deduction and/or expenditures described in Section 705 (a) (2) (B) of the Code shall be charged to the Capital Accounts of any Member if such allocation would cause such Member to have a Deficit Capital Account.  The amount of the loss, deduction and/or Code Section 705 (a) (2) (B) expenditure which would have caused a Member to have a Deficit Capital Account shall instead be allocated to any Members which would not have a Deficit Capital Account as a result of the allocation, in proportion to their respective Capital Contributions, or, if no such Members exist, then to the Members in accordance with their interests in Company profits pursuant to Section 9.1.

(b)                                 In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1 (b) (2) (ii) (d) (4), and (5), or (6) of the Treasury Regulations, which create or increase a Deficit Capital Account of such Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Deficit Capital Account so created as quickly as possible.  It is the intent that this Section 9.2 (b) be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-1 (b) (2) (ii) (d) of the Treasury Regulations.

(c)                                  In the event any Member would have a Deficit Capital Account at the end of any Company taxable year which is in excess of the sum of any amount that such Member is obligated to restore to the Company under Treasury Regulations Section 1.704-1 (b) (2) (ii) (c) and such Member’s share of minimum gain as defined in Section 1.704-2 (g) (1) of the Treasury Regulations (which is also treated as an obligation to restore in accordance with Section 1.704-1 (b) (2) (ii) (d) of the Treasury Regulations), the Capital Account of such Member shall be specially credited with items of Membership income (including gross income) and gain in the amount of such excess as quickly as possible.

(d)                                 Notwithstanding any other provision of this Section 9.2, if there is a net decrease in the Company’s minimum gain as defined in Treasury Regulation Section 1.704-2 (d) during a taxable year of the Company, then the Capital Accounts of each Member shall be allowed items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Member’s share of the net decrease in Company minimum gain.  This Section 9.2 (d) is intended to comply with the minimum gain chargeback requirement of Section 1.704-2 of the Treasury Regulations and shall be interpreted consistently therewith.  In any taxable year that the Company has a net decrease in the Company’s minimum gain, if the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Managers may in their discretion (and shall, if requested to do so by a Member) seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Treasury Regulation Section 1-704-2 (f) (4).

(e)                                  Items of Company loss, deduction and expenditures described in Section 705 (a) (2) (B) of the Code which are attributable to any nonrecourse debt of the Company and are characterized as partner (Member) nonrecourse deductions under Section 1.704-2 (i) of the Treasury Regulations shall be allocated to the Members’ Capital Accounts in accordance with said Section 1.704-2 (i) of the Treasury Regulations.

(f)                                    Beginning in the first taxable year in which there are allocations of “nonrecourse deductions” (as described in Section 1.704-2 (b) of the Treasury Regulations) such deductions shall be allocated to the Members in accordance with the allocation provisions for Company profit for such period.

(g)                                 In accordance with Section 704 (c) (1) (A) of the Code and Section 1.704-1 (b) (2) (i) (iv) of the Treasury Regulations, if a Member contributes property with a fair market value that differs from its adjusted basis at the time of contribution, income, gain, loss and deductions with respect to the property shall, solely for federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company and its fair market value at the time of contribution.

(h)                                 Pursuant to Section 704 (c) (1) (B) of the Code, if any contributed property is distributed by the Company other than to the contributing Member within five years of being contributed, then, except as provided in Section 704 (c) (2) of the Code, the contributing Member shall be treated as recognizing gain or loss from the sale of such property in an amount equal to the gain or loss that would have been allocated to such Member under Section 704 (c) (1) (A) of the Code if the property had been sold at its fair market value at the time of the distribution.

(i)                                     In the case of any distribution by the Company to a Member or Economic Interest Owner, such Member or Economic Interest Owner shall be treated as recognizing gain in an amount equal to the lesser of:

(1)                                  the excess (if any) of (A) the fair market value of the property (other than money) received in the distribution over (B) the adjusted basis of such Member’s Membership Interest or Economic Interest Owner’s Economic Interest in the Company immediately before the distribution reduced (but not below zero) by the amount of money received in the distribution, or

(2)                                  the net Precontribution Gain (as defined in Section 737 (b) of the Code) of the Member or Economic Interest Owner.  The Net Precontribution Gain means the net gain (if any) which would have been recognized by the distributee Member or Economic Interest Owner under Section 704 (c) (1) (B) of the Code if all property which (A) had been contributed to the Company within five years of the distribution, and (B) is held by the Company immediately before the distribution, had been distributed by the Company to another Member or Economic Interest Owner.  If any portion of the property distributed consists of property which had been contributed by the distributee Member or Economic Interest Owner to the Company, then such property shall not be taken into account under this Section 9.2 (i) and shall not be taken into account in determining the amount of the Net Precontribution Gain.  If the property distributed consists of an interest in an Entity, the preceding sentence shall not apply to the extent that the value of such interest is attributable to the property contributed to such Entity after such interest had been contributed to the Company.

(j)                                     In connection with a Capital Contribution of money or other property (other than a de minimis amount) by a new or existing Member or Economic Interest Owner as consideration for an Economic Interest or Membership Interest, or in connection with the liquidation of the Company or a distribution of money or other property (other than a de minimis amount) by the Company to a retiring Member or Economic Interest Owner as consideration for an Economic Interest or Membership Interest, the Capital Accounts of the Members shall be adjusted to reflect a revaluation of Company property (including intangible assets) in accordance with Treasury Regulation Section 1.704-1(b) (2) (iv) (f).  If under Section 1.704-1 (b) (2) (iv) (f) of the Treasury Regulations, Company property that has been revalued is properly reflected in the Capital Accounts and on the books of the Company at a book value that differs from the adjusted tax basis of such property, then depreciation, depletion, amortization and gain or loss with respect to such property shall be shared among the Members in a manner that takes account of the variation between the adjusted tax basis of such property and its book value, in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Company are taken into account in determining the Members’ shares of tax items under Section 704 (c) of the Code.

(k)                                  All recapture of income tax deductions resulting from sale or disposition of Company property shall be allocated to the Member or Members to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member is allocated any gain from the sale or other disposition of such property.

(l)                                     Any credit or charge to the Capital Accounts of the Members pursuant to Sections 9.2 (b), (c) and/or (d) hereof shall be taken into account in computing subsequent allocations of profits and losses pursuant to Section 9.1, so that the net amount of any items charged or credited to Capital Accounts pursuant to Sections 9.1 and 9.2 shall to the extent possible be equal to the net amount that would have been allocated to the Capital Account of each Member pursuant to the provisions of this Article IX if the special allocations required by Sections 9.2 (b), (c) and/or (d) hereof had not occurred.

9.3           Distributions.  Except as provided in Section 8.3 (d), all distributions of Distributable Cash or other property shall be made to the Members as follows:

Member	Allocation

Thompson Creek Metals Company	100%

9.4           Limitation Upon Distributions.  No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their contributions.

9.5           Accounting Principles.  The profits and losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis using the accrual method of accounting.  It is intended that the Company will elect those accounting methods which provide the Company with the greatest tax benefits.

9.6           Interest On and Return of Capital Contributions.  No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution, except as otherwise specifically provided for herein.

9.7           Loans to Company.  Nothing in this Operating Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company.

9.8           Accounting Period.  The Company’s accounting period shall be the fiscal year October 1 through September 30.

9.9           Records, Audits and Reports.  At the expense of the Company, the Manager shall maintain records and accounts of all operations and expenditures of the Company.  At a minimum the Company shall keep at its principal place of business the following records:

(a)                                  A current list of the full name and last known business, residence, or mailing address of each Member, Economic Interest Owner and Manager, both past and present;

(b)                                 A copy of the Articles of Organization of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(c)                                  Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the four (4) most recent years;

(d)                                 Copies of the Company’s currently effective written Operating Agreement, copies of any writings permitted or required with respect to a Member’s obligation to contribute cash, property or services, and copies of any financial statements of the Company for the three most recent years;

(e)                                  Minutes of every annual, special meeting and court ordered meeting;

(f)                                    Any written consents obtained from Members for actions taken by Members without a meeting.

9.10         Returns and Other Elections.  The Manager shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business.  Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company’s fiscal year.  For Colorado tax purposes, each Member and owner of an Economic Interest which is a nonresident of Colorado shall execute and deliver to the Manager a Form DR 0107 — COLORADO LIMITED LIABILITY COMPANY NONRESIDENT MEMBER INCOME TAX AGREEMENT (the “Nonresident Tax Agreement”) no later than sixty (60) days after becoming a Member or Economic Interest Owner, as the case may be.  The Manager shall timely file with the Colorado Department of Revenue, together with the Company’s annual Colorado return, a Nonresident Tax Agreement with respect to each Nonresident Member and Economic Interest Owner.

All elections permitted to be made by the Company under federal or state laws shall be made by the Manager in his sole discretion, provided that the Manager shall make any tax election requested by Members owning a Super Majority Interest.

9.11         Allocation of Nonrecourse Liabilities.  Excess nonrecourse liabilities shall be allocated in accordance with the Profit Allocations set forth in Section 9.1.A.  for the full term of this Operating Agreement.

ARTICLE X

TRANSFERABILITY

10.1         General.  (a)  Except as otherwise specifically provided herein, neither a Member nor an Economic Interest Owner shall have the right to: sell, assign, exchange, pledge,

hypothecate, voluntarily create any other type of encumbrance against, or otherwise transfer by any means whatsoever for consideration (collectively, “sell” or “sale”),

(ii)                                  give, bequeath, or otherwise transfer by any means whatsoever for no consideration (whether or not by operation of law, except in the case of bankruptcy) (collectively, “give” or “gift”), all or any part of its Membership Interest or Economic Interest.

(b)                                 For purposes of this Article X, “transfers by operation of law” include, but are not limited to, transfers for which there is no further right of appeal in connection with transfers pursuant to orders of a court in divorce proceedings, or transfers pursuant to the foreclosure of liens or other encumbrances, but does not include transfers pursuant to bankruptcy proceedings.

10.2         Right of First Refusal.

(a)                                  A Member which desires to sell all of its Membership interest or Economic Interest in the Company to a third party shall obtain from such third party a bona fide written offer to purchase such interest (and for purposes of Article X of this Agreement, the term “purchase” includes and means to otherwise give consideration in exchange for a Membership Interest or Economic Interest, or in exchange for an interest or right in a Membership Interest or Economic Interest), stating the terms and conditions upon which the purchase is to be made and the consideration offered therefor; provided however, that such consideration must be for cash or cash equivalents only.  Such Member shall then give written notification to the remaining Members, by certified mail or personal delivery, of its intention to so transfer such interest, furnishing to the remaining Members a copy of the aforesaid written offer to purchase such interest.

(b)                                 Each of the remaining Members shall, on a basis pro rata to their collective Capital Interest (i.e., excluding the Capital Interests of the Selling Member) or on a basis pro rata to the collective Capital Interests of those remaining Members exercising their right of first refusal (if less than all remaining Members exercise such right), have the right to exercise a right of first refusal to purchase all (but not less than all) of the interest proposed to be sold by the Selling Member upon the same terms and conditions as stated in the aforesaid written offer by giving written notification to the Selling Member (with a copy being sent to the Manager(s)), by certified mail or personal delivery, of their intention to do so within thirty (30) days after receiving written notice from the Selling Member.  If no remaining Member notifies the Selling Member of a desire to exercise this right of first refusal within said thirty (30) day period, it shall result in the termination of the right of first refusal and the Selling Member shall be entitled to consummate the sale of its interest in the Company with respect to which the right of first refusal has not been exercised, to such third party.  The intent of this provision is to require that the entire Membership Interest or Economic Interest of a Member or Economic Interest Owner be sold intact, without fractionalization.

In the event any of the remaining Members gives written notice to the Selling Member of a desire to exercise this right of first refusal and to purchase (in proportion to their collective interests) all of the Selling Member’s interest in the Company which the Selling Member desires to sell, upon the same terms and conditions as are stated in the aforesaid written offer to purchase, the remaining Member(s) shall have the right to designate the time, date and place of closing, provided that the date of closing shall be within sixty (60) days after receipt of written notification from the Selling Member of the third party offer to purchase.

(c)                                  In the event of either the sale, gift, or transfer by operation of law of a Transferring Member’s Membership Interest or Economic Interest in the Company, and as a condition to recognizing one or more of the effectiveness and binding nature of any such sale, gift, or transfer by operation of law and (subject to Section 10.3, below) substitution of a new Member as against the Company or otherwise, the remaining Members shall require the Transferring Member and the proposed purchaser, donee or successor-in-interest, as the case may be, to execute, acknowledge and deliver to the remaining Members such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts which the remaining Members may deem necessary or desirable to:

(i)                                     constitute such purchaser as a Member, donee or successor-in-interest as such;

(ii)                                  confirm that the person desiring to acquire an interest or interests in the Company, or to be admitted as a Member, has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of this Operating Agreement, as the same may have been further amended (whether such Person is to be admitted as a new Member or will merely be an Economic Interest Owner);

(iii)                               preserve the Company after the completion of such sale, gift, bequest, or substitution under the laws of each jurisdiction in which the Company is qualified, organized or does business;

(iv)                              maintain the status of the Company as a partnership for federal tax purposes; and

(v)                                 assure compliance with any applicable state and federal laws including securities laws and regulations.

(d)                                 Any sale, gift, or transfer by operation of law of a Membership Interest or Economic Interest or admission of a Member in compliance with this Article X shall be deemed effective as of the last day of the calendar month in which the remaining Members’ consent thereto was given, or, if no such consent was required pursuant to Section 10.2 (e), then on such date the donee or successor in interest complies with Section 10.2 (c).  The Transferring Member shall, upon request of the remaining Members, execute such certificates or other documents and perform such other acts as may be reasonably requested by the remaining Members from time to time in connection with such sale, gift, or substitution.  The Transferring Member hereby indemnifies the Company and the remaining Members against any and all loss, damage, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any transfer or purported transfer in violation of this Article X.

(e)                                  Subject to Section 10.3 (c), a Transferring Member may give all or any portion of its Membership Interest and Economic Interest (without regard to Section 10.2 (a) and (b) provided that the donee or other successor-in-interest (collectively, “donee”) complies with Section 10.2 (c) and further provided that the donee is either the Gifting Member’s parent or lineal descendent (including adopted children); in all other instances, a Transferring Member may give all or any portion of its Membership Interest and Economic Interest only with the unanimous consent of all other Members.  In the event of the gift of all or any portion of a Gifting Member’s Membership Interest or Economic Interest to a donee under twenty-one (21) years of age, such gift shall be made under the Colorado Uniform Transfers to Minors Act; or, if such Act is inapplicable, then under the Uniform Transfers to Minors Act (or similar law) of any State whose laws would be applicable and appropriate under the circumstances.

(f)                                    In the event of a transfer of all or part of a Membership Interest or Economic Interest by operation of law, such transfer, for purposes of the right of first refusal provisions of this Article X, shall be treated as a sale by a Selling Member and shall be subject to the right of first refusal provisions of this Article X and subject to the provisions of Section 10.3, and written notice shall be deemed to have been given to the other Members as of the third business day following the date that the transfer would become final.  With regard to such transfers, the other Members shall notify the Manager and the court (or such other authority that issued the order or was otherwise responsible for effectuating the action that resulted in such transfer) within the aforementioned thirty (30) day period.  The purchase price for such Membership Interest or Economic Interest shall be calculated in the same manner as that specified in subsection (g) of this Section.

(g)                                 Upon the death of a Member owning less than five percent (5%) of the total Economic Interests of all the Members, if the surviving Members elect to continue the business as provided in Section 12.1 (a) (iii), the Company shall purchase the Membership Interest or Economic Interest of the deceased Member and the executor, personal representative, or administrator of such person’s estate shall be obligated to sell such interest to the Company.  The Managers shall serve notice in writing of such election, within three (3) months after the death of the decedent, upon the executor, personal representative, or administrator of the decedent, or, if at the time of such election no legal representative has been appointed, upon any one of the known legal heirs of the decedent at the last known address of such heir.  The purchase price of a Member’s Membership Interest or Economic Interest shall be equal to the Member’s Capital Account as of the date of death, plus his other income account as of the end of the prior fiscal year, decreased by his or her share of the Company losses, deductions, and credits computed to the date of death, and decreased by withdrawals such as would have been charged to his or her income account during the present year to the date of death.  The purchase price is subject to setoff for any damages incurred as the result of a deceased Member’s prior actions, and nothing in this paragraph is intended to impair the Company’s right to recover damages for a deceased Member’s wrongful dissolution of the Company by reason of the deceased Member’s expulsion, retirement, resignation, or bankruptcy.  The closing of such purchase shall be within sixty (60) days of the notice of such election, except in the event the Company has life insurance on the decedent, in which event the amount and method of payment for the Membership Interest or Economic Interest of the deceased Member will be as provided below.  The remaining Members’ Interest shall be increased proportionately as a result of the purchase of such interest.

The Company may contract for life insurance on the lives of the Members, in any amount not disproportionate to the value of a Member’s Membership Interest or Economic Interest.  In the event of death of a Member, insurance proceeds paid to the Company will be used to purchase the Membership Interest or Economic Interest of the deceased Member.  The purchase price shall be the greater of the amount determined as set forth above or the amount of insurance proceeds received by the Company net of any taxes accruing on such insurance proceeds, if any.  The payment of the purchase price to the decedent’s representatives or heirs shall be made within thirty (30) days following receipt of the insurance proceeds by the Company.  If the surviving Members do not elect to continue the business of the Company, or are unable to do so by law, the proceeds of any life insurance shall be treated as an asset of the Company for liquidation.

10.3         Transferee Not Member in Absence of Unanimous Consent.

(a)                                  Notwithstanding anything contained herein to the contrary (including, without limitation, Section 10.2 hereof), if all of the remaining Members do not approve by unanimous written consent of the proposed sale, gift, or other transfer of the Transferring Member’s Membership Interest or Economic interest to a transferee or donee which is not a Member immediately prior to the sale, gift, transfer by operation of law, or other transfer, then the proposed transferee or donee shall have no right to participate in the management of the business and affairs of the Company or to become a Member.  The transferee or donee shall be merely an Economic Interest Owner.  No transfer of a Member’s interest in the Company (including any transfer of the Economic Interest or any other transfer which has not been approved by unanimous written consent of the Members) shall be effective unless and until written notice (including the name and address of the proposed, transferee or donee and the date of such transfer) has been provided to the Company and the non-transferring Member (s).

(b)                                 Upon and contemporaneously with any sale, gift, or other transfer of a Transferring Member’s Economic Interest in the Company which does not at the same time transfer the balance of the rights associated with the Economic Interest transferred by the Transferring Member (including, without limitation, the rights of the Transferring Member to participate in the management of the business and affairs of the Company), the Company shall purchase from the Transferring Member, and the Transferring Member shall sell to the Company for a purchase price of one hundred dollars ($100.00), all remaining rights and interests retained by the Transferring Member that immediately prior to such sale, gift, or other transfer were associated with the transferred Economic Interest.

(c)                                  The restrictions on transfer contained in this Section 10.3 are intended to comply (and shall be interpreted consistently) with the restrictions on transfer set forth in C.R.S. Section 7-80-702 (1).

ARTICLE XI

ADDITIONAL MEMBERS

11.1         Additional Members.  From the date of the formation of the Company, any Person acceptable to the Members by their unanimous vote thereof may become a Member in the Company either by the issuance by the Company of Membership Interests for such consideration as the Members by their unanimous votes shall determine, or as a transferee of a Member’s Membership Interest or any portion thereof, subject to the terms and conditions of this Operating Agreement.  No new Members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company.  The Manager or Manger (s) may, at his or their option, at the time a Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company’s tax year in which a Member was admitted in accordance with the provisions of Section 706 (d) of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE XII

DISSOLUTION AND TERMINATION

12.1         Dissolution.

(a)                                  The Company shall be dissolved upon the occurrence of any of the following events:

(i)                                     copy the unanimous written agreement of all Members;

(ii)                                  at such time that more than seventy-nine percent (79%) of the Capital Interests and interests in Company profits are owned by Economic Interest Owners; or

(iii)                               upon the Dissociation of a Member, unless the business of the Company is continued by the consent of a Majority in Interest of the Remaining Members within ninety (90) days after the Dissociation, at which time the remaining Members may admit one or more additional Members by unanimous vote of the remaining Members.

(b)                                 Notwithstanding anything to the contrary in this Operating Agreement, if a Member or Members owning Economic Interests which in the aggregate constitute not less than a Super Majority Interest vote to dissolve the Company at a meeting of the Company pursuant to Article VII, then all of the Members shall agree in writing to dissolve the Company as soon as possible (but in any event not more than ten (10) days) thereafter.

(c)                                  As soon as possible following the occurrence of any of the events specified in this Section 12.1 effecting the dissolution of the Company, the appropriate representative of the Company shall execute a statement of intent to dissolve in such form as shall be prescribed by the Colorado Secretary of State and file the same with the Colorado Secretary of State’s office.

(d)                                 If a Member who is an individual dies or a court of competent jurisdiction adjudges him to be incompetent to manage his person or his property, the Member’s executor, administrator, guardian, conservator, or other legal representative (“Successor”) may exercise all of the Member’s rights for the purpose of settling his estate or administering his property, provided however, that for purposes of Section 10.3, Article XI and Section 12.1 (a) (iii), the Successor shall not be considered a Member and shall have no right to vote, approve or consent to any matter pursuant to such provisions.

(e)                                  Except as expressly permitted in this Operating Agreement, a Member shall not voluntarily resign or take any other voluntary action which directly causes a Dissociation.  Unless otherwise approved by Members owning a Super Majority Interest, a Member who resigns (a “Resigning Member”) or whose Membership Interest is otherwise terminated by virtue of a Dissociation, regardless of whether such Dissociation was the result of a voluntary act by such Resigning Member, shall not be entitled to receive any distributions to which such Member would not have been entitled had such Resigning Member remained a Member (and only at such times as such distribution would have been made had such Resigning Member remained a Member).  Except as otherwise expressly provided herein, a Resigning Member shall become an Economic Interest Owner.  Damages for breach of this Section 12.1 (e) shall be monetary damages only (and not specific performance), and such damages may be offset against distributions by the Company to which the Resigning Member would otherwise be entitled.

12.2         Effect of Filing of Dissolving Statement.  Upon the filing with the Colorado Secretary of State of a statement of intent to dissolve, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of dissolution has been issued by the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

12.3         Winding Up, Liquidation and Distribution of Assets.

(a)                                  Upon dissolution, an accounting shall be made by the Company’s independent accountants of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution.  The Managers shall immediately proceed to wind up the affairs of the Company.

(b)                                 If the Company is dissolved and its affairs are to be wound up, the Managers shall:

(1)                                  Sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Managers may determine to distribute any assets to the Members in kind),

(2)                                  Allocate any Net Profit or Net Loss resulting from such sales to the Members’ and Economic Interest Owners’ Capital Accounts in accordance with Article IX hereof,

(3)                                  Discharge all liabilities of the Company, including liabilities to Members and Economic Interest Owners who are creditors, to the extent otherwise permitted by law, other than liabilities to Members and Economic Interest Owners for distributions, and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Members and Economic Interest Owners, the amounts of such Reserves shall be deemed to be an expense of the Company),

(4)                                  Distribute the remaining assets in the following order:

(i)            If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members.  Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members and Economic Interest Owners shall be adjusted pursuant to the provisions of Article IX and Section 8.3 of this Operating Agreement to reflect such deemed sale.

(ii)           The positive balance (if any) of each Member’s and Economic Interest Owner’s Capital Account (as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs) shall be distributed to the Members, either in cash or in kind, as determined by the Manager (s), with any assets distributed in kind being valued for this purpose at their fair market value as determined pursuant to Section 12.3(b) (i).  Any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Section 1.704-1(b)(2) (ii) (b) (2) of the Treasury Regulations.

(c)                                  Notwithstanding anything to the contrary in this Operating Agreement, upon a liquidation within the meaning of Section 1.704-1(b) (2) (ii) (g) of the Treasury Regulations, if any Member has a Deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

(d)                                 Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

(e)                                  The Managers shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

12.4         Articles of Dissolution.  When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, articles of dissolution shall be executed in duplicate and verified by the person signing the articles, which articles shall set forth the information required by the Colorado Act.  Duplicate originals of such articles of dissolution shall be delivered to the Colorado Secretary of State.

12.5         Certificate of Dissolution.  Upon the issuance of the certificate of dissolution, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Colorado Act.  The Manager shall have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

12.6         Return of Contribution Nonrecourse to Other Members.  Except as provided by law or as expressly provided in this Operating Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution.  If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Member or Members shall have no recourse against any other Member.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1         Notices.  Any notice, demand, or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the Person or to an executive officer of the Entity to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the address, as appropriate, which is set forth in this Operating Agreement.  Except as otherwise provided herein, any such notice shall be deemed to be given three (3) business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and set as aforesaid.

13.2         Books of Account and Records.  Proper and complete records and books of account shall be kept or shall be caused to be kept by the Managers in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company.  Such books and records shall be maintained as provided in Section 9.9.  The books and records shall be at all times maintained at the principal executive office of the Company and shall be open to the reasonable inspection and examination of the Members or Economic Interest Owners or their duly authorized representatives during reasonable business hours.

13.3         Application of Colorado Law.  This Operating Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the law of the State of Colorado, and specifically the Colorado Act.

13.4         Waiver of Action for Partition.  Each Member and Economic Interest Owner irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

13.5         Amendments.  This Operating Agreement and the Articles of Organization may be amended only by the written agreement of Members holding a Super Majority Interest.

13.6         Executions of Additional Instruments.  Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

13.7         Construction.  Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

13.8         Headings.  The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

13.9         Waivers.  The delay or failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent such act or a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

13.10       Rights and Remedies Cumulative.  The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

13.11       Severability.  If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

13.12       Heirs, Successors and Assigns.  Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

13.13       Creditors.  None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.

13.14       Counterparts.  This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

13.15       Rule Against Perpetuities.  The parties hereto intend that the Rule Against Perpetuities (and any similar rule of law) not be applicable to any provisions of this Operating Agreement.  However, notwithstanding anything to the contrary in this Operating Agreement, if any provision in this Operating Agreement would be invalid or unenforceable because of the Rule Against Perpetuities or any similar rule of law but for this Section 13.15, the parties hereto hereby agree that any future interest which is created pursuant to said provision shall cease if it is not vested within twenty-one (21) years after the death of the survivor of F. Steven Mooney (who is currently a Member) and his issue who are living on the date of this Operating Agreement and their issue, if any, who are living on the effective date of this Operating Agreement.

13.16       Investment Representations.  The undersigned Members and Economic Interest Owners, if any, understand that: (1) the Membership Interests and Economic Interests evidenced by this Operating Agreement have not been registered under the Securities Act of 1933, the Colorado Securities Act or the securities laws of any other states (with all of the foregoing collectively referred to as the “Securities Acts”) because the Company is issuing these Membership Interests and Economic Interests in reliance upon the exemptions from the registrations requirements of the Securities Acts providing for issuance of securities not involving a public offering, (2) the Company has relied upon the fact that the Membership Interests and Economic Interests are to be held by each Member for investment, and (3) the exemption from registrations under the Securities Acts would not be available if the Membership Interests and Economic Interests were acquired by a Member with a view to distribution.

Accordingly, each Member and Economic Interest Owner hereby confirms to the Company that such Member and Economic Interest Owner is acquiring the Membership Interests and Economic Interests for such own Member’s and Economic Interest Owner’s account, for investment and not with a view to the resale or distribution thereof.  Each Member and Economic Interest Owner agrees not to transfer, sell or offer for sale any portion of the Membership Interests or Economic Interests unless there is an effective registration or other qualification relating thereto under the Securities Act of 1933 and under any applicable state Securities Acts or unless the holder of Membership Interests or Economic Interests delivers to the Company an opinion of Counsel, satisfactory to the Company, that such registration or other qualification under the Securities Act of 1933 and under any applicable state Securities Acts is not required in connection with such transfer, offer or sale.  Each Member and Economic Interest Owner understand that the Company is under no obligation to register the Membership Interests or Economic Interests or to assist such Member or Economic Interest Owner in complying with any exception from registration under the Securities Acts if such Member or Economic Interest Owner should at a later date wish to dispose of the Membership Interest or Economic Interest.  Furthermore, each Member realizes that the Membership Interests and Economic Interests are unlikely to qualify for disposition under Rule 144 of the Securities and Exchange Commission unless such Member is not an “affiliate” of the Company and the Membership Interest or Economic Interest has been beneficially owned and fully paid for by such Member or Economic Interest Owner for at least three (3) years.

Prior to acquiring the Membership Interest and Economic Interest, each Member and Economic Interest Owner has had made available to each such Member and Economic Interest Owner all information as is needed to make an informed decision to acquire the Membership Interest or Economic Interest.  Each Member and Economic Interest Owner considers himself or itself to be a person possessing experience and sophistication as an investor which are adequate for the evaluation of the merits and risks of such Member’s or Economic Interest Owner’s investment in the Membership Interest or Economic Interest.

CERTIFICATE

The undersigned hereby agrees, acknowledges and certifies that the foregoing Operating Agreement, consisting of 33 pages through and including signature pages, but excluding the Table of Contents and the attached Exhibit, constitutes the Operating Agreement of Langeloth Metallurgical Company LLC adopted by the sole Member of the Company as of July 27, 1998.

SOLE MEMBER:

THOMPSON CREEK METALS COMPANY

F. Steven Mooney, Chairman and CEO

EXHIBIT A

GENERAL CONTRIBUTIONS

Member	Capital Contribution

Thompson Creek Metals Company	$12,000